EXHIBIT 12.1
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


                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


                                                      Three Months Ended            Nine months Ended
                                                        September 30,                 September 30,
                                                  -------------------------     -------------------------
                                                      2000         1999             2000         1999
                                                  ------------ ------------     ----------- -------------
      Earnings
        Income  (loss) before taxes and minority
          interest..............................   $  80.0     $   31.0         $   147.7    $   88.9

        Adjustments:
          Minority   interest   in   losses   of
          consolidated subsidiaries.............      ---          ---              ---          ---
          Undistributed  (income)  loss  of less
          than 50% owned investments............      ---          ---              ---          ---
          Distributions   from   less  than  50%
          owned investments.....................      ---          ---              ---          ---
          Fixed charges.........................      28.2         21.8             83.3          53.7
                                                  ------------ ------------     -----------  ------------

        Earnings................................     108.2         52.8            231.0         142.6
                                                  ------------ ------------     -----------  ------------

      Combined fixed charges, including
          preferred accretion
        Interest    expense,    including   debt
          discount amortization.................      26.0         20.0             77.7         48.9
        Accretion  of   redeemable   convertible
          preferred stock........................    ---          ---              ---          ---
        Amortization/writeoff  of debt  issuance
          costs.................................      0.9          0.6              2.7          1.7
        Portion      of      rental      expense
          representative   of  interest   factor
          (assumed to be 33%)...................      1.3          1.2              2.9          3.1
                                                  ------------ ------------     -----------  ------------

        Fixed charges...........................   $ 28.2      $  21.8          $  83.3      $  53.7
                                                  ------------ ------------     -----------  ------------

      Ratio  of  earnings   to  combined   fixed
          charges...............................      3.8x         2.4x             2.8x         2.7x
                                                  ============ ============     ===========  ============
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